NEWS RELEASE
	Contact:	Brian J. Gifford
Vice President of Human Resources
(936) 637-5246
FOR IMMEDIATE RELEASE
DRG&L
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES NAMES C. D. “BUD” HAY
VICE PRESIDENT AND GENERAL MANAGER OF THE
POWER TRANSMISSION DIVISION

LUFKIN, Texas, September 19, 2011 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that C. D. “Bud” Hay has been named Vice President and General Manager of the Company’s Power Transmission Division, responsible for all manufacturing, sales, service and engineering operations worldwide, effective September 23, 2011.  As previously disclosed, the Company’s current Vice President and General Manager of Power Transmission, Terry Orr, will retire at the end of 2011.  Until that time, Mr. Orr will remain with the Company in a support capacity.

    “I’d like to congratulate Terry on his upcoming retirement after a very successful 35 year career at Lufkin,” said John F. "Jay" Glick, President and Chief Executive Officer.  “Since taking over the Power Transmission division in 2007, Terry has been a key contributor to the executive team, and has steered his division through a challenging market.  He leaves us with a near- record backlog and a bright outlook for Power Transmission.

    “I’m very pleased to welcome Bud to the Lufkin management team.  Bud brings an impressive international management background with him, having led major global manufacturing operations in Europe, South America and the Far East. He also has strong supply chain, manufacturing and engineering expertise in several of the industries we serve.   We look forward to his contributions, both as leader of the Power Transmission division and as a member of the Lufkin executive team.”

    Mr. Hay most recently served as Senior Vice President of Global Operations for the Crane Group at the Manitowoc Company, a publicly-traded company that specializes in products for the food service and construction industries.  He had previously served as Vice President of Operations at Manitowoc Shady Grove since 2007.  Prior to joining Manitowoc, he served in various senior operations, procurement and lean manufacturing positions at Joy Mining Machinery, JLG Industries and Ingersoll-Rand Company.  Mr. Hay has a bachelor’s degree in industrial engineering from The Ohio State University.

    Lufkin Industries, Inc. sells and services oilfield pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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